7:

 Exhibit 99.4

        AUTOFUN CANADA INC.

FINANCIAL STATEMENTS

FEBRUARY 28, 2001

CONTENTS

Page
AUDITOR'S REPORT	1
FINANCIAL STATEMENTS
Balance Sheet	2 - 3
Statement of Income and Deficit	4 - 5
Statement of Cash flows	6
Notes to Financial Statements	7 - 8

AUDITOR'S REPORT

To the Shareholders of
Autofun Canada Inc.

I have audited the balance sheet of AutoFun Canada Inc as at February 28, 2001 and the statements of operations and deficit and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on those financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at February 28, 2001 and results of its operations and its cash flows for the year then ended in accordance with United States generally accepted accounting principles.

Markham, Ontario

August 31, 2001         CHARTERED ACCOUNTANT

BALANCE SHEET

ASSETS

FEBRUARY 28,	2001	2000
CURRENT
Cash and bank	$4,994	$141,647
Deposits and prepaid expenses	20,722	46,206
GST refund receivable	18,590	-
Amount due from Somani Holdings Inc.	-	30,869
	44,306	218,722
CAPITAL ASSETS-(Note 2 & 3)	2,101	-
TOTAL ASSETS	$46,407	$218,722

BALANCE SHEET (Continued)

LIABILITIES

FEBRUARY 28,	2001	2000
CURRENT
Accounts payable and accrued liabilities	$4,249	$17,281
Bank demand loan payable-(Note-6)	130,000	-
Amount due to Somani Holdings Inc.	6,339	-
	140,588	17,281
LONG TERM DEBT
Shareholders' advances-(Note5)	276,313	444,056
	276,313	444,056
	416,901	461,337

SHAREHOLDERS' DEFICIENCY

CAPITAL STOCK-(Note 4)	100	100
RETAINED EARNINGS (DEFICIT) Per page 4	(370,594)	(242,715)
	(370,494)	(242,615)
	$46,407	$218,722

APPROVED ON BEHALF OF THE BOARD:

_____________________________ Director

_____________________________ Director

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE YEAR ENDED FEBRUARY 28,	2001	2000 Note 10
EXPENSES
Automobile	$15,200	$8,998
Amortization	371	-
Bank charges	485	-
Consultation	-	44,000
Insurance	4,707	-
Interest on loan	3,431	-
Legal and professional fees	3,207	23,799
Office and general	3,685	4,194
Organization	60,421	110,349
Printing and stationary	3,220	-
Promotion	-	13,133
Rent	8,074	7,843
Seminar and conference	-	2,191
Telephone, internet and fax	3,691	3,036
Travelling and accommodation	33,043	25,172
	$139,535	$242,715
NET LOSS FOR THE YEAR	(139,535)	(242,715)

STATEMENT OF OPERATIONS AND DEFICIT (Continued)

FOR THE YEAR ENDED FEBRUARY 28,	2001	2000 Note 10
(DEFICIT) RETAINED EARNINGS, beginning of year	(242,715)	-
NET LOSS for the year	(139,535)	(242,715)
Prior year adjustments	11,656	-
	(370,594)	(242,715)
DEFICIT, end of year	$(370,594)	$(242,715)

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED FEBRUARY 28,	2001	2000 Note 10
CASH PROVIDED BY OPERATING ACTIVITIES
Net loss	$(139,535)	$(242,715)
Items not requiring an outlay of cash:
Amortization	371	-
Prior year adjustments	11,656	-
	(127,508)	(242,715)
(Increase) decrease in Prepaid exp. & deposits	25,484	(46,206)
Increase (decrease) in Accounts payable & accruals	(13,032)	17,281
(Increase) decrease in GST refund receivable	(18,590)	-
Increase in Amount due to Somani Holdings Inc	37,208	(30,869)
	31,070	(59,794)
	(96,438)	(302,509)
CASH FROM FINANCING ACTIVITIES
Advances from shareholders	(167,743)	444,056
Capital stock (redemption)/issuance	-	100
Bank loan payable - net of repayments	130,000	-
	(37,743)	444,156
CASH FROM INVESTING ACTIVITIES
Additions to capital assets	(2,472)	-
(DECREASE) INCREASE IN CASH & BANK	(136,653)	141,647
CASH & BANK, beginning of year	141,647	-
CASH & BANK, end of year	$ 4,994	$ 141,647

1.         INCORPORATION AND NATURE OF BUSINESS

AUTOFUN CANADA INC. was incorporated , under the laws of the Business Corporation Act of Ontario, on June 30, 1999.The company is in the development stage as it is presently in the process of setting up of operation, which include providing customized package for installation of automotive accessories and modification/alteration to the interior and exterior of automobiles.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2(a)      Foreign currency translations

Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at the rate of exchange prevailing at year-end. Revenue and expense items are translated at average rate of exchange for the year.

2(b)      Capital Assets

            Capital assets are recorded at cost. Amortization is provided as follows:

            Computer         30% diminishing balance

            Additions during the year are amortized at the half annual rate.

3.         CAPITAL ASSETS

	Cost	Accumulated Depreciation	Net 2001	Net 2000
Computer	$ 2,472	$ 371	$ 2,101	-

4.      CAPITAL STOCK

	2001	2000
Authorized Unlimited common shares, n.p.v. Issued capital 8,000,000 common shares, n.p.v.	$ 100	$ 100
	$ 100	$ 100

5.         SHAREHOLDERS' ADVANCES

These are non- interest bearing and have no set time for repayment.

  BANK LOAN PAYABLE
	2001	2000
The bank loan, repayable to Royal Bank of Canada, bears interest at prime plus 2%, and is due on demand. The loan is secured by a general security assignment of all assets of the company.	$ 130,000	$ -

7          RELATED PARTY TRANSACTION.

8          INCOME TAX LOSS CARRYFORWARDS.

The Company has the following non-capital losses to carry forward:

Period ending   2000    $241,125         Loss expire in 2007

Year ending      2001    $127,879         Loss expire in 2008

The benefit of these losses has not been recognized in these financial statements

9.         COMMITMENTS

The company is committed for vehicle rentals under operating leases as follows:

            2002    $8388

            2003    $4893

10.       COMPARATIVE FIGURES

            Comparative figures are for the period from June 30, 1999 to February 29, 2000.